Exhibit 99.1

        THOMSON REUTERS STREETEVENTS

    EDITED TRANSCRIPT

        TDW - Q4 2013 Tidewater Inc. Earnings Conference Call

        EVENT DATE/TIME: MAY 21, 2013 / 03:00PM GMT

             OVERVIEW:

            TDW reported FY13 fully diluted EPS of $3.03 and 4Q13 fully diluted EPS of $0.95.

CORPORATE PARTICIPANTS

 Joe Bennett Tidewater Inc - EVP, Chief IR Officer

 Jeff Platt Tidewater Inc - President, CEO

 Quinn Fanning Tidewater Inc - EVP, CFO

CONFERENCE CALL PARTICIPANTS

 Jeff Tillery Tudor, Pickering, Holt & Co. - Analyst

 Ian Macpherson Simmons & Company - Analyst

 Joe Gibney Capital One Southcoast, Inc. - Analyst

 Jon Donnel Howard Weil - Analyst

 Greg Lewis Credit Suisse - Analyst

 Matthias Detjen Morgan Stanley - Analyst

 Matt Conlan Wells Fargo Securities - Analyst

 David Smith Johnson Rice & Company - Analyst

 Mark Brown Citigroup - Analyst

  PRESENTATION

Operator

 Welcome to the fiscal 2013 fourth quarter earnings conference call. My name is John and I’ll be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Joe Bennett. Mr. Bennett, you may begin.

 Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

 Thank you, John. Good morning, everyone and welcome to Tidewater’s fiscal 2013 full year and fourth quarter earnings results conference call for the period ended March 31, 2013. I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. With me this morning on the call are our President and CEO, Jeff Platt; Quinn Fanning, our Executive VP and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary. We’ll follow our usual conference call format. After the formalities, I’ll turn the call over to Jeff for his initial comments to be followed by Quinn’s review for the financial details for the year and quarter. Jeff will then provide some wrap-up comments before we open the call for questions.

During today’s conference call, Jeff, Quinn, I and other Tidewater management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comments that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the Risk Factors section of Tidewater’s most recent Form 10-K.

With that, I’ll turn the call over to Jeff.

 Jeff Platt - Tidewater Inc - President, CEO

 Thank you, Joe, and good morning to everyone.

Earlier this morning, we reported fully diluted earnings per share for fiscal 2013 of $3.03 compared to our fiscal 2012’s $1.70 per share results. We remind you, however, that our fiscal 2012 results had been affected by a $30.9 million pre-tax goodwill charge. Excluding that goodwill charge, our after-tax adjusted earnings would have been $2.13 per share for fiscal 2012. This year’s annual earnings results did include a $3.4 million after-tax charge, or $0.07 per share, associated with the settlement of our former CEO, Dean Taylor’s retirement benefits, which we previously reported in our third fiscal quarter. For our fourth fiscal quarter, we reported fully diluted earnings per share of $0.95 compared to the $0.66 we earned in fiscal 2012’s fourth quarter. Our results for this quarter were substantially better than a consensus estimate of $0.61 and Quinn will provide you with additional information as to the reasons for this solid performance.

Vessel revenues in the quarter were $325 million which is an increase of approximately 7% from the vessel revenues we reported our prior quarter, but importantly, this quarter’s revenues represent an increase of approximately 13% over the vessel revenues of last year’s fourth quarter. Our vessel revenues reflect the improving health of our industry that we have noted in previous conference calls and presentations and the fruits of our continued investment on our vessel fleet over the past several years. We said we thought you would see a rising stair step pattern to our future revenues and we believe our latest quarter’s revenues signal another step up. Our assessment is that the underlying fundamentals of the offshore business are good and appear to be strengthening. Not only do our financial results reflect this improvement, but our recent investing activity should demonstrate our growing confidence in the strengthening of the industry cycle.

Last week, we announced an agreement to purchase Troms Offshore Supply of Norway for approximately $395 million. The transaction, which is scheduled to close in the second calendar quarter, will bring us five large modern and technically advanced PSVs with the sixth under construction and an option for a seventh. The acquisition expands our global footprint into the Norwegian sector of the North Sea, a market we have not previously served, but an important market in the long-term future of the offshore oil and gas business. Troms’ vessels and more importantly their experienced management team and employees will provide us with the increased capability to work in harsh environments and in cold climates, such as the Arctic where oil and companies are targeting exploration. We are excited about the proven capabilities and expertise that Troms’ team will bring to Tidewater. The Troms’ vessels, coupled with a three STX vessels acquired last quarter, two of which having already been delivered, and our two US flag vessels that are Polar Class 7 designated, due for delivery before the end of this year, provide Tidewater with a complement of vessels and management expertise that will have the capability of competing vigorously for opportunities in the expanding global cold water offshore market.

On last quarter’s call, we discussed the impact of dry-dock’s on Tidewater’s financial results. This quarter, as Quinn will explain to you, we essentially hit our dry-docking numbers, both in terms of the number of dry-dock’s completed and the dollar amount spent. It’s important that you keep in mind that Tidewater now has a fleet of over 230 new vessels, representing more than 85% of our total active vessel fleet. Although these new, larger and more technically advanced vessels have enabled us to earn higher day rates, they cost more to build or acquire and they are more expensive to maintain. When one of these vessels goes into a shipyard for a regulatory dry-docking or other extended work, we experience a significant short-term revenue loss associated with the vessel’s downtime, coupled with the cost of the dry-dock which we expense at the time our vessel enters the yard.

This issue of earnings volatility caused by dry-dockings is not unique to Tidewater, but rather it’s an industry-wide challenge. With a large, new vessel fleet, we will continue to have a number of dry-dockings every quarter. We continue to work with our customers and available qualified shipyards to complete the necessary work as efficiently as possible. Nevertheless, we may continue to experience volatility in the number of dry-dockings undertaken each quarter. Quinn will comment more on this topic in just a minute.

The Tidewater safety culture remains one of our key points of emphasis. I’m very pleased to announce that for the entire fiscal year ended March 31, 2013, our Company, comprised of approximately 8,000 employees, experienced no lost time accidents. This performance speaks to the diligence of our employees and their daily work. This is only the second time in Tidewater’s history that we have achieved this significant milestone. While the outstanding safety performance last year earned our employees additional well-deserved remuneration, our best award is making sure everyone is home safely each night. We can never allow our focus on safety to waiver, as it only takes a split second for an accident to occur. I thank all of our employees worldwide for their diligence in operating our fleet safely during fiscal 2013.

Turning to Angola, our JV agreement with our joint venture partner, Sonangol, expired by its own terms on March 31, 2013. We continue to have constructive discussions with Sonangol about a new long-term JV agreement, but nothing has yet been formalized. I believe our relationship with Sonangol remains solid and our discussions will lead to a new Sonatide joint venture agreement that will satisfy Sonangol’s objectives while ensuring that the interests of Tidewater’s shareholders are protected. In the meantime, I can report that our vessels operating in Angola remain hard at work and we continue to respond to requests for additional vessels to support activity in Angola. We will continue our policy of limiting our comments about this topic to official releases and we’ll look to provide additional information when there is something additional to report.

Now, let me turn the call over to Quinn to discuss our financial results for the fiscal year and fourth quarter and to provide you some commentary about next quarter. Quinn?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Thank you, Jeff. Good morning, everyone.

First, I’ll call your attention to the earnings press release that we put out this morning prior to the market’s opening. We expect to file our annual report on Form 10-K through the EDGAR filing service some time before the close of business today. I intend to focus my comments on the quarter just completed and our near- to intermediate-term outlook. As usual, I will also provide a recap of capital commitments and available liquidity. I’ll then conclude my remarks with a few perspectives on the Troms Offshore transaction, which is not explicitly incorporated into the guidance that I will provide for the June quarter.

As Jeff noted in his introductory remarks, we reported diluted earnings per common share of $0.95 in the March quarter versus diluted earnings per common share of $0.61 for the December quarter, which, again, was net of $0.07 in the SERP settlement charge. Focusing on the big picture, vessel revenue for the March quarter at $325 million was above the vessel revenue guidance range that I provided in February. Operating expenses at $186 million was below the vessel operating expense guidance range that I provided and vessel level operating margin at approximately 43% was about 3 percentage points better than the high end of the range that I provided on our last call. As vessel deliveries and vessels in dry-dock are frequently key drivers of quarterly financial results, I’ll note a couple of items for you in order to provide some initial context.

First, incremental vessel revenue from six new vessels that were delivered in the March quarter and five vessels that were delivered in the December quarter, totaled about $8 million in the March quarter. Demand for our new equipment remains very good across most geo markets and the team has been reasonably effective at getting new vessels on charter at good rates.

Second, as we discussed on recent earnings conference calls, it can be challenging for us to accurately forecast which vessels will be on or off charter for scheduled and unscheduled repairs and required regulatory dry-docks. It is also difficult to note precisely when such vessels will enter and leave the shipyard.

So relative to our expectations at the time of our last earnings conference call, note that vessel revenue and vessel operating margin in the March quarter included a net benefit of about $2 million related to dry-docks, i.e., lost revenue due to vessels in dry-dock was $2 million lower than we expected at the time of our last earnings conference call. Just as the cost of an individual dry-dock can be higher or lower than anticipated, recognize that lost revenue estimates can be impacted by the acceleration and deferral of dry-docks and by dry-docks that take greater or fewer number of days than was originally anticipated. To be clear, the dry-docks that were deferred in the March quarter will eventually be done and they will likely be done in the June quarter. When I get to it, our guidance will incorporate the best available information we have in regards to the impacts that scheduled maintenance and repairs we’ll have on the quarter.

With these two points in mind, I’ll note a couple of operating statistics for the March quarter. Active vessels at 265 vessels, were up two vessels quarter over quarter. Utilization of the active fleet in the March quarter was a respectable 83% and was up modestly quarter over quarter. As discussed, utilization in the March quarter reflects a relatively high dry-docking schedule, even after the deferral of a couple of dry-docks. The March quarter’s vessel utilization also reflects a modest drag associated with newly delivered vessels getting to their first job.

I highlight this primarily to note that if vessel demand trends remain positive in fiscal ‘14, as we expect, we hope to realize a couple of points of additional utilization of the marketed fleet in the coming quarters. Average day rates for the active fleet, at $16,400 a day, were up about 7% quarter over quarter.

Looking at the key asset classes, the deepwater class of vessels, which accounted for about 52% of consolidated fourth quarter vessel revenue and for which average active vessel count was up three vessels quarter over quarter to 80 vessels, utilization of active vessels was up about 6.5 percentage points quarter over quarter.

For the towing supply and supply class of equipment, which was about 40% of consolidated fourth quarter vessel revenue and for which average active fleet count was flat quarter over quarter at 120 vessels, utilization of active vessels was off about 3 percentage points quarter over quarter.

I would be a bit cautious in reading too much into the differences in quarter-over-quarter utilization trends for deepwater vessels for which utilization was up quarter over quarter and the towing supply and supply vessels, for which utilization was down quarter over quarter. At least in my view, the quarterly trend reflects scheduled maintenance time and new vessel deliveries in the March quarter more so than the possibility that the two asset classes are trending in opposite directions. In fact, except for scheduled and unscheduled maintenance, our sense is that demand is stable to improving and our expectation is that utilization should remain high across all asset classes fiscal ‘14 and perhaps beyond fiscal ‘14.

Average day rates for the active deepwater vessels were up about $600, or about 2%, quarter over quarter. This trend is consistent with our expectation that average deep-water day rates will continue to trend up as vessels currently in the fleet roll on to new charters that are set at current market rates and as we continue to take delivery of larger, higher spec vessels that will generally command higher day rates than the average day rates of our current fleet. Again, demand for deepwater vessels is good across geographies and we expect the recently observed trend in average deepwater day rates to continue through fiscal ‘14.

Average day rates for the active towing supply and supply fleet were up about $800, or about 6%, quarter over quarter. The quarter-over-quarter trend in towing supply and supply day rates, on the other hand, reflects a combination of rate increases in select geographic markets and only for certain subclasses of vessels. Towing supply and supply day rates also reflect lump sum demobilization fees, which account for about 30% of the $800 quarter-over-quarter increase in average day rates.

Our expectation remains that towing supply and supply day rates will move up as the number of working jack-up rigs moves up. However, I would characterize our efforts to increase towing supply and supply day rates as a more work-in-progress than a mission accomplished. As a result, I would be a bit cautious in extrapolating the quarter-over-quarter average day rates trend that was observed in towing supply and supply class in the March quarter until we have a few more data points supporting the case for real rate traction. I can assure you, however, that we are working hard to push rates when there’s an opportunity to do so.

Turning to vessel operating costs, vessel OpEx for the March quarter was about $186 million versus about $181 million in the December quarter which, as previously noted, was below my guidance in February. Repair and maintenance expense, at about $36.5 million, was up slightly quarter over quarter, but was generally consistent with where we were projecting R&M costs at the time of our last earnings conference call, reflecting generally offsetting effects of deferred dry-docks and a combination of accelerated dry-docks, emergency repairs and cost increases on dry-docks that were already in process. Crew costs were up quarter over quarter by about $3 million, yet we’re still below our expectations at the time of our last earnings conference call in February. Our expectation, of course, is that crew costs will trend upward with fleet growth. For reference, Tidewater’s crew cost as a percentage of vessel revenue was 29% in fiscal ‘13, although that percentage varies quite significantly across our four regions.

Finally, as expected, insurance and loss costs at about $4.2 million, were down about $3 million quarter over quarter, largely reflecting higher costs in the December quarter related to the Nana Tide incident. Going forward, quarterly insurance and loss cost should be reasonably close to the quarterly average in fiscal 2013 of about $5 million a quarter. Overall vessel level cash operating margin for the March quarter was $139 million, or about 43% of vessel revenue.

Looking at our geographic reporting segments, for the large sub-Saharan Africa and Europe segment, which accounted for about 48% of consolidated fourth quarter vessel revenue, vessel revenue was up better than expected 14% quarter over quarter, reflecting a combination of additional vessels in the region, higher average day rates and better-than-expected utilization, due in part to the previously referenced deferral of dry-docks.

For the Americas segment, which accounted for about 25% of consolidated fourth quarter vessel revenue, vessel revenue was off modestly quarter over quarter, but was generally consistent with our expectations.

For the smaller Asia/Pacific and MENA segments, each of which accounted for about 13% of fourth quarter consolidated vessel revenue, the quarter-over-quarter vessel revenue trend was positive. For Asia/Pacific, vessel revenue was up about 6% quarter over quarter with particularly good growth in Australia. In our MENA region, vessel revenue was up very modestly quarter over quarter but the region experienced very good year-over-year growth, largely as a result of successfully scaling up our business in Saudi Arabia over the last couple of years. Vessel margins in the March quarter for all but the Americas segment were about 40% and with the exception of the better-than-expected performance in sub-Saharan Africa in the March quarter, all four regions generally performed in a manner consistent with expectations.

Below the vessel operating margin line, G&A expense for the March quarter, at about $47 million, was up quarter-over-quarter, reflecting both higher professional services costs and higher compensation costs. A portion of the increased compensation expense is attributable to the higher share price at March 31 and a portion of the increased costs is attributable to incentive compensation tied to better financial and safety results than was assumed in our expense accruals through December 31.

Also worth noting in the March quarter was a $3.6 million foreign exchange gain related to the February devaluation of the Venezuelan Bolivar. If this is counterintuitive to those on the call, recall that at the time of the nationalization of our business in Venezuela in fiscal 2010, we wrote off long-lived assets and we took 100% provision for potentially uncollectible accounts receivable at PDVSA and its affiliates. As a result, our Venezuelan operations are presently carried on our consolidated financial statements as a net liability. The devaluation of the Bolivar has the effect of reducing the financial statement value of Bolivar-denominated liabilities.

Finally, our effective tax rate for fiscal 2013 was a bit less than 23%, which was a couple of percentage points lower than the guidance that was provided in February. The lower tax rate can be largely attributed to the previously referenced foreign-exchange gain, for which there is no associated tax expense, and better-than-expected pre-tax results in lower tax rate jurisdictions, including Africa and Australia. The effective tax rate for the March quarter also reflects a reversal of an over accrual of tax expense through the first nine months of the fiscal year.

Turning to our outlook, we continue to expect that the newer vessels within both the deepwater and the towing supply and supply classes of equipment will continue to experience high utilization, positively or negatively impacted by the timing of dry-docks. We expect that average deepwater day rates will continue to trend positive as vessels roll to charters reflecting current market conditions, whereas near-term day rate traction in the towing supply and supply class of equipment will likely require further improvements in the jack-up market which, from our perspective, already appears to be occurring. As to prospective fleet count, we took delivery of six new vessels in the March quarter. Based on commitments as of March 31, we expect to take delivery of three additional vessels in the June quarter, including one large, deepwater PSV and two crew boats. There’s also a good chance that the Troms’ Offshore transaction can close before June 30, but I am excluding additional vessels related to the Troms transaction from these numbers. To the extent that the Troms transaction closes in June quarter, we will, of course, highlight all financial statement effects of the transaction on our next earnings conference call.

In this context, internal estimates currently peg the June quarter’s vessel revenue somewhere between $320 million and $330 million, reflecting slow and steady improvement from a solid March quarter despite the fact that we may be contending with dry-dock-related headwind’s for a couple of quarters.

Based also on what we know today, OpEx for the June quarter will probably fall within a range of $195 million and $200 million, reflecting incremental OpEx related to new vessel deliveries and higher estimated costs for planned repairs and maintenance and regulatory dry dockings. It may be helpful to note that quarterly repair and maintenance expense in fiscal ‘13 averaged about $33 million. Individual quarters were as high as $36.5 million and as low as $27.2 million. With the growth and increased complexity of the fleet, on average, we would expect quarterly repair and maintenance expense to be 10% to 15% higher in fiscal 2014 than it was in fiscal 2013. As was the case in fiscal ‘13, we could also find that individual quarters could be 15% or 20% higher or lower than the quarterly average for the fiscal year. I’ll also note that our current expectations are that repair and maintenance costs in the first half of the fiscal year will be higher than the second half of the fiscal year.

I will try to incorporate the most current information that is available to me in my quarterly OpEx guidance. I’ll note that a $5 million quarter-to-quarter swing in R&M costs is well within what I would expect to be ordinary course volatility. In any event, based on the vessel revenue and OpEx guidance ranges provided, vessel operating margins for the June quarter should be somewhere between 38% and 41%, although I personally feel that the June vessel margins will be in the upper half of this margin percentage range.

In addition, vessel margins are expected to move up as fiscal 2014 progresses given our positive fundamental outlook, expected fleet additions and an expectation that dry docking activity will be lower in the second half of the year than in the first half of the year. Again, the timing of dry docks can and will result in quarter-to-quarter volatility.

In terms of our expectations for relative performance by region, note that the sub-Saharan Africa and Europe region has a particularly heavy dry-dock schedule in the first half of fiscal ‘14 and this will weigh a bit on the region’s vessel operating margins. Within the Americas region, our Brazil area will also likely lag the other areas within the region for a quarter or two as the area prepares vessels for a handful of multi-year contracts that were recently approved by Petrobras. Despite the near-term cost and downtime, the rates achieved for this equipment are very good rates in our view. Other areas within the Americas segment, including the US Gulf of Mexico, are expected to continue to perform well and pick up the slack in the region in the near term. As a result, we expect overall results in the Americas region to be good throughout fiscal ‘14.

Go forward general and administrative expenses should be in the area of $44 million or $45 million per quarter. A safe assumption for fiscal ‘14 effective tax rate is 23% or 24%. As always, the geographic mix of pre-tax earnings and margin trends can cause the tax rate to be volatile on a quarter-to-quarter basis.

To quickly summarize Tidewater’s current financial profile, cash flow from operations for fiscal ‘13 was $214 million. CapEx and proceeds from asset dispositions for the fiscal year were approximately $441 million and approximately $27 million, respectively. We also spent $85 million in fiscal ‘13 to acquire about $1.9 million Tidewater shares at an average price of just under $46 per share.

As you probably saw, last week, the Tidewater Board approved a new $200 million share buy-back authorization, which is effective from July 1, 2013, through June 30, 2014. This latest authorization is essentially a reset and continuation of the current authorization, which is set to expire on June 30, 2013.

New vessel commitments made in the March quarter totaled $193 million for 9 vessels, including 6 deep-water PSVs and 3 towing supply and supply vessels, 1 of which was a vessel purchase that we closed in February. In total, unfunded vessel commitments at March 31 approximated $600 million, including 30 vessel construction projects and 2 vessel purchase commitments.

Total debt at March 31 was $1 billion and cash at 3/31 was about $41 million. As a result, net debt at year-end was approximately $959 million and net debt-to-net book capital at 3/31 was about 27%. Total liquidity at 3/31, including availability under the committed bank facilities, was approximately $400 million.

As the funding needs, CapEx in the June quarter is expected to be about $100 million based on commitments as of March 31. Over and above CapEx related to commitments as of 3/31, an additional $200 million in cash will likely be required in the June quarter in order to close the acquisition of Troms including our making the final payment on a fifth Troms vessel which we expect to be delivered essentially concurrent with closings. Note that we will also assume approximately $150 million of Troms’ debt upon closing.

To wrap things up, I’ll note that we think about the Troms Offshore acquisition as being closely linked to our December agreement to acquire three Norwegian built, deepwater PSVs from STX Pan Ocean. Two of the STX Pan Ocean vessels were delivered in recent months, as Jeff noted, and the third vessel is expected to be delivered in our second fiscal quarter.

Without an allocation of purchase price to non-vessel assets, our implied cost for the seven Troms vessels, which include one option vessel, and the three STX Pan Ocean vessels, is about $58 million per vessel. New build pricing for comparable equipment is likely in the $60 million to $65 million area, with the best case delivery likely in late 2014 or early 2015.

Our overall estimated cost per deadweight ton is approximately $12,000.

Depending upon your day rate assumptions, the combined value of the two transactions would likely fall within a range of 6.5x to 7.5x fully delivered EBITDA.

As Jeff noted, we think that the Troms Offshore transaction will add much more to Tidewater global franchise its ships and incremental EBITDA, but I personally am very comfortable that the economics are compelling on a standalone basis.

At closing, which is expected to be in our first fiscal quarter, we will likely use currently available credit facilities to fund the cash portion of the purchase price. While we are still evaluating term financing alternatives, we expect that the Troms transaction and other planned CapEx will be funded with operating cash flow and a mix of bank and other debt arrangements. Importantly, we believe that our financing plan will allow us to continue to maintain strong investment grade-type credit metrics. As such, we have no plans for secondary offering of common stock in connection with the Troms offshore transaction or to otherwise raise traditional equity capital. While we still have work to do on purchase accounting, integration planning and the like, based on our operating estimates and financing plan, our expectation is that these two complementary transactions will be modestly accretive to earnings and cash flow.

And with that, I’ll turn the call back over to Jeff.

 Jeff Platt - Tidewater Inc - President, CEO

 Thanks, Quinn.

As I said at the outset of the call, we believe our quarterly results demonstrate that the underlying fundamentals of our industry are solid and the industry’s recovery continues. As a result, we believe the outlook for Tidewater’s business is promising. The health of those businesses servicing offshore exploration and development companies starts with the health of oil and gas company cash flows and spending. With commodity prices remaining strong, oil company cash flows remain healthy and the companies appear to be willing to spend more money on exploration and development. We see nothing to suggest any retrenchment in spending. In fact, the March Gulf of Mexico lease sale results support that view.

In recent months, we have seen the international offshore rig count continue to increase. International spending is of particular interest for us, as roughly 90% of our revenues are earned outside of US waters. Our results demonstrate that the improvement in International activity is occurring across-the-board, not just in select markets. Our fleet utilization rates are strong and we experienced healthy average day rate increases for each class of vessel in our fleet. At the present time, the worldwide offshore drilling rig fleet is averaging about an 85% utilization rate with floating drilling rigs at about 91% and jack-up utilization at 86%. The composition of the offshore drilling rig fleet is roughly 58% jack-ups and 42% floaters.

So while the floating drilling rig market is important for our vessel utilization and earnings, an increase in the number of working jack-up rigs can have a meaningful impact on our future financial results. Our deepwater vessel class is experiencing nearly full practical utilization and day rates in this segment have increased nicely over recent quarters, with a good portion of the class still to roll onto new contracts at historically high day rates. On the other hand, our 100-plus towing supply and supply fleet is primarily dependent on the number of working jack-up’s. As mentioned, this rig segment is operating globally at about 86% utilization, suggesting that further increases in active jack-up’s may bring pricing power to our vessels. A key to the jack-up rig market’s continued improvement will likely be tied to the approximately 50 new build jack-up’s scheduled for delivery during the next 12 months. If these additional rigs are largely incremental to the working rig count, our towing supply vessels should experience increased demand and presumably support higher day rates. With the recent surge in activity in the global jack-up market, recent commitments by a number of drilling companies suggest that a good number of these new build jack-up’s should be incremental to the global working jack-up count.

Currently, there are over 200 new floaters and jack-up rigs on order, with more than half scheduled for delivery over the next two years. This is a huge financial commitment by the petroleum industry to offshore exploration and development. In addition, we are beginning to see a shift from pure exploration drilling to increased development drilling. We believe these trends signal a positive long-term outlook for the OSV business. As the global drilling rig fleet expansion unfolds, we regularly dialogue with key operators to make sure we have the types of support vessels our clients will need. Our Troms Offshore acquisition is a reflection of this dialogue and our desire to make sure we are well-positioned to meet our customers’ global needs, both today and tomorrow. We are fully committed to operating a support vessel fleet in the future that can handle the demands in all geographic markets and water depths in which our clients wish to work. At the same time, we remain dedicated to building a stronger and more profitable company that can take advantage of whatever other offshore opportunities the market presents.

Tidewater has a strong balance sheet with ready liquidity, providing us significant financial flexibility that will allow us to capitalize on any attractively valued opportunity that might materialize in order to grow our earnings faster. In that vein, Tidewater’s management continues to evaluate other opportunities to grow the Company which is not a recent development but rather a refinement of our long-term growth plan established several years ago. We will focus on opportunities to accelerate the Company’s growth without compromising our strong financial foundation. Our overriding objective is to create greater shareholder value by building a larger financially sound Company that possesses meaningful earnings power and participates in the rapidly growing segments of the offshore market. We are focused on long-term growth opportunities and recognize that our quarterly earnings pattern will continue to fluctuate, but we fully anticipate that over a reasonable period of time, we will grow our revenue profits and most importantly, shareholder value.

John, with that, we’re ready to take questions.

  QUESTION AND ANSWER

Operator

 Thank you. We will now begin the question-and-answer session.

(Operator Instructions)

Jeff Tillery, Tudor, Pickering, & Holt.

 Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

 Hey, Good morning.

 Jeff Platt - Tidewater Inc - President, CEO

 Good morning, Jeff.

 Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

 You talked about the R&M inflation expected for the full year in the 10% to 15% range. Can we think about the overall operating costs for the vessel fleet as inflating in that same range year over year?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Our hope is that labor inflation would not be at that level. We’ve generally been trending at levels less than that, and I’m not seeing any numbers that would suggest that we’re going to be getting anywhere close to 15% labor inflation on a unit basis.

 Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

 Sure.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Obviously, we’ll closely track the vessels that we’re crewing.

 Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

 Sure. Going to take into account the amount of labor you need to hire, should we think about that overall cost number as being up in that 15% range year over year?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 I think, obviously in the weaker markets, labor has tended to move with the exception of a couple of key jurisdictions, either down or trend flat. The jurisdictions I would highlight that was not the case over the last couple years that were otherwise a weak market were Brazil and Australia and more recently, the US Gulf of Mexico. We’ve also had, like many in the offshore space, pressure tied to specific technical skills where we’re competing for individuals with some of the rig owners and that’s specifically the DP operator.

 Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

 Sure

 Quinn Fanning - Tidewater Inc - EVP, CFO

 But I think the -- where I would instead focus you on labor costs is where we have tracked relative to vessel revenue.

It’s not a perfect measure. As a general matter, we have been in the low 30s as a percentage of vessel revenue in the cyclical trough or rebuilding period. And we tend to, at least given our operating footprint presently, be below the 30% level in a decent market. But again, as I mentioned, the region by region cost as a percentage of vessel revenue can be quite volatile.

 Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

 Sure

 Quinn Fanning - Tidewater Inc - EVP, CFO

 And Americas is an example of probably 7 to 8 percentage points higher than some of the African regions.

 Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

 And there’s good rate progression across the board this quarter. So it sounds like the only thing that you might consider unusual in the March quarter was the couple hundred dollars a day in the towing supply group that was from mobilization amortization; is that a fair characterization of the March quarter?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 I guess I would make one point. It was not an amortization of demobilization fee. It was actual cash paid to us by a customer in contraction with contractual agreements. It did have the effect though of, maybe distorting is a bad word, but day rates did include the demobilization fees in our towing supply and supply class and of the $800 quarter-over-quarter progression, I think it was $200-some.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 But to be clear, certain geographies we’re experiencing some rate progression. I would say the 7,000 to 10,000 brake horsepower class is trending better than the smaller vessels within that class, and certain markets likewise are doing better than others. But we’re optimistic about the class, as Jeff and I both mentioned. It’s just not moving as fast as we’d like it to, and certainly the trends in the jackup market would hopefully change that a bit in the coming quarters.

 Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

 Okay. The underlying trend of improvement we saw in the quarter, really nothing unusual to negate that, that we saw in the March quarter? Just a little bit of help from some of the lump sum payments?

 Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

 That’s correct.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 We agree with that.

 Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

 All right. Thank you guys.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Thanks, Jeff.

Operator

 Ian Macpherson, Simmons.

 Ian Macpherson - Simmons & Company - Analyst

 Thank you for the helpful color on the valuation around Troms. It seems like Tidewater has resisted the Norwegian market for some time and I’m curious what’s changed? Was Troms more of an opportunistic situation, or have you seen the strategic imperative of the cold water harsh environment geographic market becoming too important to avoid at this point? And just thoughts on further consolidation opportunities in the market going forward?

 Jeff Platt - Tidewater Inc - President, CEO

 Ian, It wasn’t purposeful that Tidewater did not participate in the Norwegian market. It’s always been one that we’ve kept an eye on in the North Sea market as a whole. Sometimes that was a good thing, sometimes it wasn’t such a good thing. When that market gets good, it can get good. I think it’s a natural progression for us where we are with the fleet recapitalization. We certainly take note of what our clients are doing; they lead the way and certainly the Arctic harsh water environment seems to be -- have some tremendous opportunities.

And when we looked at for the right opportunities, not just an iron purchase. We wanted to have the competency of a management team that has the experience to operate in that to add to Tidewater and it came out to be a -- what we think is a very good fit for Tidewater. And I think one that certainly positions us well today, and also looking ahead as the Arctic unfolds, which it may turn out to be that the very large new opportunities that our clients are certainly excited about. And we’re going to be positioned to grow with that. So, that’s a little bit of the insight with respect to the Troms acquisition. The second part of your question, could you repeat it again, Ian?

 Ian Macpherson - Simmons & Company - Analyst

 How you’ve -- what you think about the opportunities out there for further M&A?

 Jeff Platt - Tidewater Inc - President, CEO

 Thank you. Ian, that’s nothing new. Our bent has always been to acquire vessels or potential companies that -- to have some consolidation. When you look at what we’ve actually done, buying companies, certainly is a pretty short list. You have to go back a ways since we’ve done that, but a lot of the assets that we have acquired since we started the recapitalization, we’ve done a pretty good job of buying assets that are already committed to the industry.

That is our bent. And again, our financial position allows us to make a move when the opportunities present itself. We always like to see consolidation. It is still a fragmented market. We’re certainly looking all the time at potential opportunities for Tidewater.

 Ian Macpherson - Simmons & Company - Analyst

 Okay. And then just lastly on Troms, just the 6.5 to 7.5 EBITDA range that you’re -- that you’ve described, is there any -- are there any aspects of the backlog on that fleet that could better distort it from a current market rates when we think about the run rate for year two or year three of that acquisition? Are there any contracts that are below market or et cetera?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 They do have some term coverage, which, I guess relative to current market rates, one could argue should price up in due course. But to be clear, I would see EBITDA as a function of what your day rate and OpEx assumptions would be, and I would certainly acknowledge that smart people can disagree on the precise rate that a group of assets can realize in the market.

But just to clarify one point. The range of EBITDA multiples I used would capture effectively a 10-vessel fleet, which includes the three STX Pan Ocean vessels, which effectively were frontrunners to this transaction and are essentially identical sisters to some of the vessels in the Troms fleet. And there’s also the one vessel that is under construction that will be delivered in early ‘14 and the one option vessel. So that’s where you get to 10 vessels with the average price, I think I said $58 million on average and 6.5, 7.5 times fully delivered EBITDA.

 Ian Macpherson - Simmons & Company - Analyst

 Got it. Okay. Thanks. And just lastly, does Troms bring you the shore base support that you need to run this fleet or do you foresee additional investment on that side to round out --

 Jeff Platt - Tidewater Inc - President, CEO

 Ian, very competent management team. They run a tight ship up there. I think it’s going to fit nicely into Tidewater and I think that we have the ability to grow without much shore base expansion.

 Ian Macpherson - Simmons & Company - Analyst

 Super.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 The shore base is not in Stavanger. We do have an office -- or Troms, I should say, has an office in Oslo which has corporate and marketing personnel in it, but the real operating base is in Tromso, which is in northern Norway. And we think that’s a very positive point of differentiation for the platform as it is a developing jumping off point to the Bering Sea and some of the other cold water markets that we’re interested in.

 Ian Macpherson - Simmons & Company - Analyst

 Very good. Thank you.

Operator

 Joe Gibney, Capital One.

 Joe Gibney - Capital One Southcoast, Inc. - Analyst

 Thanks. Good morning.

 Jeff Platt - Tidewater Inc - President, CEO

 Good morning, Joe.

 Joe Gibney - Capital One Southcoast, Inc. - Analyst

 Quinn, I just had a question for you. Big picture in G&A question, I understand the $44 million to $45 million sequential guidance, I just -- the thoughts on G&A going forward, it can be a significant factor in the model. If you guys are expanding your fleet, expanding some of your geographic footprint, what are some thoughts around presumably, as we’re moving into the better operating environment as well, what are thoughts on G&A growth and how we should be thinking about that in our model?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Well, I think that the reality of a relative high operating leverage business model is that we’d like to think that we have at least near-term overhead absorption benefits with growth. The Troms transaction is perhaps a contra example to that where we’re actually adding vessels theoretically, gross margin and some incremental G&A, but we think it also comes with franchise, as we’ve talked about. But now, we built out an area in Saudi Arabia, as an example, over the last couple of years; East Africa is a growing market that may ultimately result in some incremental shore-based support. But no, I wouldn’t think that growth of our fleet would come along with comparable growth in G&A.

We would like to think that the fleet that we are running, at least in the business we are presently in, will be supported by the existing cost platform with natural year-over-year growth as a result of inflation factors and things like that. And obviously, we have incentive compensation metrics that are safety and financially-based that if we generate more earnings and more return on capital, G&A will grow with it.

 Joe Gibney - Capital One Southcoast, Inc. - Analyst

 Okay. Fair enough. And just an additional question on the Troms debt assumption. I’m sorry if I missed it; I believe you referenced this. I want to clarify, did you indicate it’s $150 million in Troms’ debt that you’re assuming in the transaction?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 It was about $150 million in debt in place on a gross basis. I think the net debt at March 31st for Troms was about $139 million. If you could refer to our press release that we put out, it was a reference to assumed obligations and that was a combination of net interest-bearing debt and that’s the $139 million or $140 million number I just referenced, and remaining payments under construction in process.

 Joe Gibney - Capital One Southcoast, Inc. - Analyst

 Got it. Helpful. And Jeff, just one last one for you. Just wanted to get big picture view on Middle East. I know there’s a tender out there with Aramco currently; just a general outlook for the Middle East? I would appreciate it.

 Jeff Platt - Tidewater Inc - President, CEO

 In fact, I think overall, the jackup rig count continues to increase. I think Aramco is talking about stepping into the headliners they stepped out in a little bit deeper water than what they originally had been, so overall, we’re pretty optimistic that that will continue to show nice growth.

 Joe Gibney - Capital One Southcoast, Inc. - Analyst

 Fair enough, gentlemen, I appreciate it. I’ll turn it back.

 Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

 Thanks, Joe.

Operator

 Jon Donnel, Howard Weil.

 Jon Donnel - Howard Weil - Analyst

 Good morning, guys.

 Jeff Platt - Tidewater Inc - President, CEO

 Morning, Jon.

 Jon Donnel - Howard Weil - Analyst

 I wondered if you could give us an update on your deepwater fleet and the number of boats that still are set to roll off of the legacy contracts. I think it would have been about 50% as of the last update. I just wonder if we can get an update on that number?

 Jeff Platt - Tidewater Inc - President, CEO

 Jon, I think that’s still about right. There’s about 50% that would be rolled -- onto the new contracts. I still think that’s about right.

 Jon Donnel - Howard Weil - Analyst

 Okay. So there’s still just I guess organic growth just based on the leading edge day rates for those to be moving up without seeing another step change in the overall rate landscape then?

 Jeff Platt - Tidewater Inc - President, CEO

 Yes. That’s right, but we still are pressing the leading edge day rates . That we haven’t given up on that at all, but nonetheless the 50% -- about 50% will have that pretty significant increase because they’re coming off the legacy contracts to the new contracts.

 Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

 Jon, you see the increase in this quarter. In March quarter’s deepwater day rates and that’s just part of that process kind of unfolding, as we suggested last quarter that it would be doing over the next 12 to 15 months.

 Jon Donnel - Howard Weil - Analyst

 Okay. Great. Appreciate that confirmation and then Jeff, you alluded a little bit at the end of the call about the opportunity to look for outside of the traditional drilling and production support. I wonder if you can give us an update on maybe the percentage of your operations right now that are ones that we’re maybe a little outside the regular demand drivers to think about perhaps the seismic or P&A work? And maybe your thoughts on specific ways you might be expanding that, or if you think that, that’s going to -- that percentage might be changing over time?

 Jeff Platt - Tidewater Inc - President, CEO

 Jon, I really don’t have any percentages to give you on the conventional business Tidewater’s in today, and what we do. We are involved in some of the seismic work. Mostly that is not in the actual seismic acquisition, but some of the support vessels to that. We do some work around some light subsea work; we have installed jumpers and wellheads, we’re doing some of that today. So, we’ve got our finger in some of that, but to actually come out and give you some numbers and where that might go, I think that’s a little bit premature.

 Jon Donnel - Howard Weil - Analyst

 Okay. Fair enough. I appreciate you taking my questions.

Operator

 Greg Lewis, Credit Suisse.

 Greg Lewis - Credit Suisse - Analyst

 Yes. Thank you and good morning.

 Jeff Platt - Tidewater Inc - President, CEO

 Good morning, Greg.

 Greg Lewis - Credit Suisse - Analyst

 Jeff, you touched a little bit on the Brazil tender that you guys won. Could you provide a little bit more color in terms of maybe the number of boats that were involved? I mean, I think right now you have around 15, 16 boats down in Brazil currently operating. Are any of these new tenders that you won in Brazil, are -- is any of that incremental boat demand, or is that more just contract or resets of existing tonnage that’s already down there?

 Jeff Platt - Tidewater Inc - President, CEO

 You know Greg, I think we’ve talked a little bit about it before. It’s a combination of both in that tender and it was around a 10-boat package for Tidewater. There were vessels that were in country on Petrobras contracts. Those will roll over and reset nicely, nice day rate increases on those. And then there’s an increment of about six ships that will be coming into Brazil that will be incremental for us down there.

And again, we’re very happy with this contract. Day rates finally have moved back into an area that makes sense for us financially so we’re pretty pleased with that contract award.

 Greg Lewis - Credit Suisse - Analyst

 And then on that, do we have any sense where those six boats are going to be being pulled from? Are those new builds or are those in another basin in the Atlantic?

 Jeff Platt - Tidewater Inc - President, CEO

 Greg, I really don’t like to get down into the granular detail. I know everybody would like that. Suffice to say, these boats coming into Brazil, just to give you some general ideas on it, these are not the brand-new biggest deepwater PSVs. They are deepwater ships, but they tend to be some of our a little bit older new deepwater boats. They predominantly are DP1, so again, we’re moving them into a very nice market and it’s going to, again, tighten up the market for some of our new equipment coming in other areas. But overall it’s a good contract for Tidewater. We’re very happy with it.

 Greg Lewis - Credit Suisse - Analyst

 Okay. Perfect. And then wanted to follow-up on Troms real quickly. The two STX boats that were acquired and they’re on the water currently. Are those currently operating in Norway or are they somewhere else?

 Jeff Platt - Tidewater Inc - President, CEO

 No. They’re somewhere else, and just to make sure, we acquired three STX boats, two of which have been delivered, one will be yet delivered; I think June is the delivery date we’re expecting on that.

 Greg Lewis - Credit Suisse - Analyst

 Okay. And so with Troms, there’s a chance that maybe that final newbuild maybe sticks around Norway?

 Jeff Platt - Tidewater Inc - President, CEO

 There’s a chance for it to stick certainly in the North Sea; could be in Norway, and potentially could move out of Norway too. I mean, again, we’re not married to any one geographic market. It certainly makes sense that, that fleet or those vessels definitely have the characteristics that it makes sense to work those pretty closely with the Troms acquisition.

 Greg Lewis - Credit Suisse - Analyst

 Okay, perfect. And then Quinn, real quick. I don’t know if this has already been done or not or we just have to wait maybe for the next 10Q; is there any sort of estimate for what the goodwill is going to be for the Troms acquisition?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 No, as I mentioned we still have a purchase accounting drill to run, and, obviously, some integration planning as well. So hopefully, we’ll be able to report that to you at a future earnings conference call and I’d like to think it’s going to be our next one.

 Greg Lewis - Credit Suisse - Analyst

 Okay. Perfect, guys. Well, thanks for the time and congratulations on a nice quarter.

 Jeff Platt - Tidewater Inc - President, CEO

 Thanks, Greg.

Operator

 Matthias Detjen, Morgan Stanley.

 Matthias Detjen - Morgan Stanley - Analyst

 Good morning, gentlemen and congratulations on your strong results. So, I just have two more questions, most of the things were covered. One of the Troms -- on the Troms and the STX and the North Sea region, I was wondering, if you plan on making any further acquisitions in that area or growing that market further after this acquisition?

 Jeff Platt - Tidewater Inc - President, CEO

 Matthias, we’re always looking at potential acquisitions, both vessels and companies on a worldwide basis and just leave it at that. I mean, that’s -- we’re always looking for the right opportunity for us.

 Matthias Detjen - Morgan Stanley - Analyst

 Okay. Well and then just one more technical question is, if you could give us some guidance on how you think the operating expenses are going to be for the newly acquired vessels, through Troms and the STX vessels? If there’s any difference there from your -- the rest?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 I think the -- ultimately, it will be a function of what jurisdiction we’re operating in. But as you might expect, the North Sea and the Norwegian sector, in particular, and the cold water markets, in particular, tend to realize higher day rates and also experience somewhat higher operating expenses. But there’s data available by asset class for the Norwegian sector of the North Sea. And I could give you numbers, but it would be somewhat precedent-setting, and I’d rather you just rely on the geographic data that ODS and others provide.

 Matthias Detjen - Morgan Stanley - Analyst

 Okay. Well, thank you very much for that. That was it.

 Jeff Platt - Tidewater Inc - President, CEO

 Okay. Thank you.

Operator

 Matt Conlan, Wells Fargo.

 Matt Conlan - Wells Fargo Securities - Analyst

 Yes, also a very good quarter. I wanted to ask about the Norwegian PSV market a little bit. On the rig side, that’s a very exclusive market, and contracts are generally longer term than other markets. Is that similar characteristic to the PSV market in Norway?

 Jeff Platt - Tidewater Inc - President, CEO

 You do have a function up there that’s certainly longer term. The Norwegian market is really a pretty unique subset of the North Sea. We certainly believe it’s the one that we would absolutely want to be in. Obviously, that’s why we did deal. So again, it’s typically higher end, higher requirements for execution and it’s a market we’re very favorable to.

 Matt Conlan - Wells Fargo Securities - Analyst

 Okay, but these higher-end vessels can leave and come back pretty freely?

 Jeff Platt - Tidewater Inc - President, CEO

 Could you say that again, please?

 Matt Conlan - Wells Fargo Securities - Analyst

 So do these vessels leave the Norwegian side and come back pretty freely?

 Jeff Platt - Tidewater Inc - President, CEO

 Matt, there tends to be a large number that are on more term contracts and in that respect, they don’t. Statoil has, I think, 50% of the market there. It’s a very high-end client. They have very high expectations and requirements for the service provided to them and no, it’s not a lot of churn, if you will, in a majority of that business. So no, it’s not necessarily in a spot market-type mentality where vessels freely move in and out. There is some spot activity there but it tends to be much less than some of the other sectors in the North Sea.

 Matt Conlan - Wells Fargo Securities - Analyst

 Okay. Great. And if you don’t mind, just to touch on the towing supply and supply market again, it sounds like $550 to $600 a day was the real increase in day rates. It really seemed to be pretty broad-based -- improved in every region. It seems to me there should be some more momentum of day rate follow-through there than you’ve been describing on the call. It sounds like you’re being a little bit more cautious on it than I would have thunk.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 I would have thunk that rates would be moving faster, too. (laughter)

 Matt Conlan - Wells Fargo Securities - Analyst

 Okay.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Your observations are all generally correct. The adjusted quarter-over-quarter progression in rates, if you back out the demobilization fee -- and I don’t want to imply that, that’s not real money. I mean, it was just lumpy in the way we received it. But if you were to compare over eight quarters or something like that, what has happened with average day rates for the deepwater class, and average deepwater excuse me -- and average towing supply and supply rate, that really a tale of two fleets.

As Jeff indicated, with the new jackup deliveries, particularly if they are incremental working rigs, the supply-demand dynamic within the towing supply and supply class should improve. And as I believe Jeff mentioned on the last call, when they do improve, they should translate into improved financial results faster because the contract terms tend to be shorter.

So you can go back to our fiscal 2008 or 2009 and see when those rates run, they run pretty good. But at least from our perspective, it has not been experienced across geographies as we’ve experienced in the deepwater class and across sub categories of equipment and at least, our experience to date has been that the larger of the -- at least towing supply vessels have moved better than the smaller ones. And by larger and smaller, I’m generally talking about 7,000 to 10,000 brake horsepower as compared to the 5,000 to 7,000.

 Matt Conlan - Wells Fargo Securities - Analyst

 Okay. Okay. Well, I’m glad you’re not satisfied yet and I look forward to future quarters. Thank you.

 Jeff Platt - Tidewater Inc - President, CEO

 Matt, just so you know, we never are satisfied.

 Matt Conlan - Wells Fargo Securities - Analyst

 Excellent. Thanks, guys.

 Jeff Platt - Tidewater Inc - President, CEO

 Thank you.

Operator

 David Smith, Johnson Rice.

 David Smith - Johnson Rice & Company - Analyst

 Thanks for putting me in here. Speaking of never being satisfied, hope you’re satisfied with the LTI record this quarter. If I heard that right, that was the second time in your history?

 Jeff Platt - Tidewater Inc - President, CEO

 David, it was actually the year. We finished the full fiscal year which is obviously four quarters without a lost time accident. So --

 David Smith - Johnson Rice & Company - Analyst

 You get the tight grip on the rattlesnake then. That was -- that’s outstanding. I wanted to ask about the regions where towing supply isn’t seeing pricing improvement. Do those regions have access to local capacity that they can’t easily move to the regions where you are getting pricing traction?

 Jeff Platt - Tidewater Inc - President, CEO

 Well, that segment is pretty fragmented. Ourselves and our biggest competitor, Bourbon, who also has in the past in their announcements have -- both of us have seen, I think pretty good utilization -- in fact, very high utilization in it. It’s still a very fragmented market and a lot of the companies, smaller companies, they may not have the wherewithal to actually move large geographic areas, so I think a little bit of that’s in play. Certainly the Far East, where a lot of that equipment has been built, and a good bit of it is owned by smaller operators, wanting to move very far afield from that is not something they have the expertise, capabilities, or much of an appetite to do. So, I think some of that’s at play.

 David Smith - Johnson Rice & Company - Analyst

 Okay. Really appreciate it. I’ll take my other questions off-line. Thank you.

 Jeff Platt - Tidewater Inc - President, CEO

 Great. Thank you, David.

Operator

 Mark Brown, Citigroup.

 Mark Brown - Citigroup - Analyst

 Hi. Just wanted to ask if you -- what your views of the Gulf of Mexico market are? And did you -- I might have missed this, but have you ordered additional vessels for that market recently?

 Jeff Platt - Tidewater Inc - President, CEO

 Mark, overall, we look at the Gulf like everyone else does. It’s certainly improving and it continues to improve. We’re happy to be part of it and we did. It was public in some of the trade journals, we added two more large PSVs on order, probably within the last month. I think we signed the paperwork on that, so we’ve added two more to the queue for Tidewater.

 Mark Brown - Citigroup - Analyst

 All right. Great. And on the -- in the press release for Troms, I think it mentioned some language at the end that there might be an earnout provision or something to that effect. I was wondering if you could talk about that a little bit?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Yeah, sure. The -- as is frequently the case, an attempt to bridge differing valuation views of a buyer and a seller, we agreed with the principal seller, which is a Norwegian private equity fund by the name of HitecVision, a very well known, well-regarded firm, that -- we basically took a point of view as to how we thought that the market would develop over the next couple of years in terms of rates and OpEx that we were comfortable putting our hand over heart on as, I don’t know if it’s a 95% confidence interval case or whatever you want to call it, but something we were highly confident in our ability to execute.

We think the transaction economics that were laid out in the press release, that $395 million reference, is well supported by iron and those cash flows that we anticipated from the acquired vessels. The way we think about, and what we agreed to with the sellers, was that, to the extent that there was outperformance beyond what -- essentially we modeled to support our purchase price, there is a sharing mechanism that is based on essentially an adjusted EBITDA metric over that four-year period that’s referenced in the press release. So we will be more than happy to make the additional payments to the sellers, because it will be a portion of outperformance as we modeled it. Is that responsive?

 Mark Brown - Citigroup - Analyst

 Thank you very much.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Was it what you were looking for?

 Mark Brown - Citigroup - Analyst

 Yes. That’s great.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Thanks for the question.

Operator

 We have no further questions at this time.

 Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

 John, we really appreciate your assistance with this call. We appreciate everyone’s interest in Tidewater. And you all have a great day. Thank you very much.

Operator

 Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

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